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                                                                     Exhibit 3.8







                  AMERICAN BAR ASSOCIATION MEMBERS/STATE STREET
                                COLLECTIVE TRUST

                  FOURTH AMENDED AND RESTATED FUND DECLARATION

                                INDEX EQUITY FUND



                  Pursuant to Sections 3.03 and 7.01 of the Declaration of Trust, dated December 5, 1991, as amended as of July 31, 1995 and as further amended as of the date hereof, which authorizes State Street Bank and Trust Company as trustee ("State Street" or the "Trustee") of the American Bar Association Members/State Street Collective Trust (the "Collective Trust") to amend the Fund Declarations of the investment funds established under the Collective Trust, effective as of May 31, 2000 State Street hereby amends and restates the Fund Declaration dated January 1, 1999 of the Index Equity Fund, an investment fund established under the Collective Trust (the "Fund"). The provisions of the Declaration of Trust are incorporated herein by reference. In addition, the Trustee agrees and declares that it will hold, administer and deal with all money and property received or purchased by it as Trustee of the Collective Trust on behalf of the Fund subject to the additional terms and conditions set forth in this Fund Declaration. Capitalized terms used and not otherwise defined shall have the meanings set forth in the Declaration of Trust.

                  1. Name of Fund. The name of this investment fund shall be
                     ------------
"Index Equity Fund" (the "Index Fund").

                  2. Investment Objective. The primary investment objective of
                     --------------------
the Index Fund is to replicate the total return of the Russell 3000 Index (the "Russell Index") by investing in common stocks included in the Russell Index, with the overall objective of achieving long-term growth of capital.

                  3. Investment Guidelines and Restrictions. The assets of the
                     --------------------------------------
Index Fund will be invested and reinvested primarily in common stocks issued by companies included in the Russell Index through collective investment funds maintained by the Trustee. The Index Fund may invest temporarily for defensive purposes, without limitation, in certain short-term fixed-income securities in accordance with Section 3.03(c) of the Declaration of Trust. The Trustee may also invest in non-equity securities, including investment grade bonds and debentures and high quality money
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market instruments (when considered consistent with the investment objective of the Index Fund). Such securities may be used to invest uncommitted cash balances or to maintain liquidity to meet shareholder redemptions. The Index Fund will concentrate in particular industries to the extent that the Russell Index concentrates in those industries. The Index Fund will not borrow money, except as a temporary measure for extraordinary or emergency purposes or to facilitate redemptions (not for leveraging or investment).

                  It is the intention of the Trustee not to cause the Fund to invest in derivative securities, except to the extent set forth in the Prospectus of the Collective Trust from time to time in effect pursuant to which the Units of the Fund may be issued. The Trustee, subject to consultation with ABRA, may in the future review such investment policy.

                  The Index Fund will not:

                  (a) trade in foreign currency (except transactions incidental to the settlement of purchases or sales of securities for the Fund);

                  (b) make an investment in order to exercise control or management over a company;

                  (c) make short sales, unless the Index Fund has, by reason of ownership of other securities, the right to obtain securities of a kind and amount equivalent to the securities sold, which right will continue so long as the Index Fund is in a short position;

                  (d) trade in commodities or commodity contracts, except futures contracts (including options on futures contracts) with respect to securities and securities indices for hedging purposes or pursuant to the investment policy regarding derivative securities referred to above;

                  (e)      write uncovered options;

                  (f) purchase real estate or mortgages, provided that the Index Fund may buy shares of real estate investment trusts listed on U.S. stock exchanges or reported on Nasdaq National Market if such purchases are consistent with the investment objective and restrictions set forth in this Fund Declaration;

                  (g)      invest in oil, gas or mineral leases;
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                  (h)      purchase any security on margin or borrow money,
                           except for short-term credit necessary for clearance of securities transactions; or

                  (i) make loans, except by (i) the purchase of marketable bonds, debentures, commercial paper and similar marketable evidences of indebtedness, (ii) engaging in repurchase agreement transactions and (iii) making loans of portfolio securities.

                  The Trustee intends to operate the Fund as a "qualifying entity" pursuant to Regulation 4.5 of the Commodity Exchange Act (the "Act"). Therefore, the Fund will limit its positions in commodity futures or option contracts which do not come within the meaning and intent of section 1.3(z)(1) of the Act to positions for which the aggregate initial margin and premiums will not exceed five percent of the net asset value of the Fund.

                  4. Initial Value of Units of the Fund. The initial value of
                     ----------------------------------
the Units of the Fund was $10.00 on May 2, 1994.

                  5. Restrictions on Withdrawals and Transfers. There are no
                     -----------------------------------------
restrictions on withdrawal and transfer. A Participating Trust may request withdrawal of any number of Units of the Index Fund on any Business Day.

                  6. Trustee, Management and Administrative Fees. For services
                     --------------------------------------------
rendered as trustee of the Index Fund, the Trustee will be entitled to receive compensation in the amount and at the times set forth in Schedule A attached hereto.

                  7. Conflicts. In the event of a conflict between the terms of
                     ---------
this document and the Declaration of Trust, the Declaration of Trust shall control unless the Declaration of Trust specifically permits the Trustee to vary the particular provision set forth therein.
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                  IN WITNESS WHEREOF, STATE STREET BANK AND TRUST COMPANY has
caused its name to be signed to this Amended and Restated Fund Declaration for the Index Fund by its proper officer as of May 31, 2000.



ATTEST:                                    STATE STREET BANK AND TRUST
                                             COMPANY


By:                                        By:
    ------------------------------             --------------------------------
    Name:                                      Name:
    Title:                                     Title:
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                                INDEX EQUITY FUND

                  FOURTH AMENDED AND RESTATED FUND DECLARATION

                                   SCHEDULE A



          For services rendered to the Index Fund, the Trustee shall be entitled to receive with respect to the assets of the Index Fund a fee charged at the following annual rates, which will accrue on a daily basis and will be paid monthly, provided that such fee shall be reduced by the amount of any fee received by the Trustee (which for these purposes shall not exceed the amount set forth below) on account of the investment of any assets of the Index Fund in any other collective investment fund maintained by the Trustee:


         Aggregate Value of Assets in Aggressive
         Equity, Balanced, Growth Equity, Index Equity,
         Intermediate Bond, International Equity,
         Stable Asset Return and Value Equity Funds                   Rate
         ----------------------------------------------               ----

         First $1.0 billion                                           .15 %
         Next $1.8 billion                                            .058
         Over $2.8 million                                            .025